Exhibit 99.1
Tredegar Completes the Sale of Ownership Interest in kaléo

RICHMOND, VA--(BUSINESS WIRE)--12/28/21--Tredegar Corporation (NYSE:TG, also “Tredegar”) today reported that it has completed the sale of its approximate 18% ownership interest in kaleo, Inc (“kaléo”) pursuant to an agreement dated November 28, 2021, whereby Marathon Asset Management provided kaléo shareholders a full liquidity event opportunity (the “Transaction”).

Tredegar received closing cash proceeds of $47.1 million. Tredegar has the potential to receive additional cash consideration within approximately six months of closing of up to $1.4 million in certain post-closing adjustments. Tredegar also has the opportunity to receive cash consideration of up to $5.6 million in 2023 and $8.5 million in 2024 contingent upon kaléo achieving certain net revenue targets in 2022 and 2023, respectively. There can be no assurance as to how much Tredegar will actually receive, if any, in post-closing payments, including with respect to the amounts based on kaléo’s net revenue results in future years.

The estimated fair value of Tredegar’s investment in kaléo as of September 30, 2021, as reported in its financial statements, was $35.5 million ($10.49 per kaléo share). Tredegar made its investments in kaléo in August 2007 and December 2008 with an aggregate cost basis of $7.5 million. Tredegar received a cash dividend of $17.6 million from kaléo on April 30, 2019. The tax basis of Tredegar’s investment in kaléo is $15.4 million and Tredegar expects for tax purposes to utilize capital loss carryforwards of approximately $25 million to partially offset the capital gains anticipated from the closing of the Transaction.

Tredegar Corporation is an industrial manufacturer with three primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets; surface protection films for high-technology applications in the global electronics industry; and specialized polyester films primarily for the Latin American flexible packaging market. Tredegar had 2020 sales from continuing operations of $755 million. With approximately 2,400 employees, the Company operates manufacturing facilities in North America, South America, and Asia.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When Tredegar uses the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, it does so to identify forward-looking statements. Such statements are based on Tredegar's then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that Tredegar's actual results and financial condition may differ, possibly materially, from the forward-looking statements provided in this press release. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, the risks encountered by kaléo in its business, such as operational, competitive, compliance and regulatory risks, that could adversely affect kaléo’s ability to achieve the net revenue targets to trigger additional payments to Tredegar.

Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com